UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 23, 2010

Parametric Technology Corporation
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

0-18059	04-2866152
(Commission File Number)	(IRS Employer Identification No.)

140 Kendrick Street Needham, Massachusetts	02494-2714
(Address of Principal Executive Offices)	(Zip Code)

(781) 370-5000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Business and Operations

Item 1.01.                   Entry into a Material Definitive Agreement.

On August 23, 2010, Parametric Technology Corporation (“PTC”) entered into a new multi-currency bank revolving credit facility with a syndicate of ten banks for which JPMorgan Chase Bank, N.A. acts Administrative Agent.  The new credit facility replaces PTC’s prior existing credit facility, which was terminated in connection with execution of the new credit facility as described in Item 1.02 below.  As with the prior credit facility, PTC expects to use the new credit facility for general corporate purposes of PTC and its subsidiaries, including acquisitions of other businesses, and may also use it for working capital.

The credit facility consists of a $300 million revolving credit facility, which may be increased by up to an additional $150 million if the existing or additional lenders are willing to make such increased commitments (such increase may also be used, in whole or in part, for term loans).  PTC is the sole borrower under the credit facility. The obligations under the credit facility are guaranteed by PTC’s material domestic subsidiaries and are secured by a pledge of 65% of the voting equity interests of PTC’s material first-tier foreign subsidiaries.  Currently, the material domestic subsidiaries that are guarantors under the credit facility are Computervision LLC, Parametric Holdings Inc., Arbortext Inc., PTC International, Inc., Relex Software Corporation and PTC Netherlands LLC.  PTC did not draw on the credit facility at closing.

Interest rates for the credit facility are determined at the option of PTC and would range from 1.75% to 2.25% above the Eurodollar rate for Eurodollar-based borrowings or would range from 0.75% to 1.25% above the defined base rate for base rate borrowings, in each case based upon PTC’s leverage ratio.  Additionally, PTC may borrow certain foreign currencies at rates set in the same range above the respective London interbank offered interest rates for those currencies, based on PTC’s leverage ratio.  A quarterly commitment fee on the undrawn portion of the credit facility is required, ranging from 0.30 to 0.40% per annum, based upon PTC’s leverage ratio.  At closing of the credit facility, the applicable interest rate and commitment fee would be at the lowest rate in each range.

The credit facility limits PTC’s and its subsidiaries’ ability to, among other things: incur additional indebtedness; incur liens or guarantee obligations; pay dividends and make other distributions; make investments and enter into joint ventures; dispose of assets; and engage in transactions with affiliates, except on an arms-length basis.

Under the credit facility, PTC and its material domestic subsidiaries may not invest cash or property in, or loan to, PTC’s foreign subsidiaries in aggregate amounts exceeding $50 million for any purpose and an additional $75 million for acquisitions of businesses. In addition, under the credit facility, PTC and its subsidiaries must maintain the following financial ratios:

•	a leverage ratio, defined as consolidated funded indebtedness to consolidated EBITDA, of no greater than 2.50 to 1.00 at any time; and

•	a fixed charge coverage ratio, defined as the ratio of consolidated EBITDA to consolidated fixed charges, of no less than 1.25 to 1.00 at any time.

Any failure to comply with the financial or operating covenants of the credit facility would not only prevent PTC from being able to borrow additional funds, but would constitute a default, permitting the lenders to, among other things, accelerate the amounts outstanding, including all accrued interest and unpaid fees, under the credit facility and to terminate the credit facility.

A change in control of PTC also constitutes an event of default, permitting the lenders to accelerate the indebtedness and terminate the credit facility. A change in control would occur if:

•
any person or group (within the meaning of Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934) acquires ownership or voting control of shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of PTC;

•	a majority of the seats on PTC’s board is occupied by persons who were neither nominated by the current board of directors of PTC nor appointed by directors so nominated; or

•
any “change in control” (or substantially equivalent term), as defined in any agreements entered into by PTC in connection with any indebtedness of PTC or any of its subsidiaries in excess of $30.0 million, occurs.

The credit facility matures on August 22, 2014, when all amounts will be due and payable in full.  The credit facility does not require amortization of principal and may be paid before maturity in whole or in part at PTC’s option without penalty or premium.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10 hereto.

Item 1.02.                   Termination of a Material Definitive Agreement.

On August 23, 2010, in connection with entering into the new credit facility described in Item 1.01, PTC terminated its Credit Agreement dated February 21, 2006 by and among PTC, KeyBank National Association, Bank of America, N.A., Citizens Bank of Massachusetts, Sovereign Bank, Citicorp USA, Inc., JPMorgan Chase Bank, N.A. and Wachovia Bank, National Association.  The material terms of the terminated Credit Agreement are set forth in Item 1.01 of PTC’s Form 8-K filed February 27, 2006 and are incorporated herein by reference.  The Credit Agreement was to mature on February 20, 2011.  It could be paid before maturity in whole or in part at PTC's option without penalty or premium.  No amount was outstanding under the Credit Agreement at the time of termination.

Section 2 - Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The discussion in Item 1.01 is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)         Exhibits

10
Credit Agreement dated as of August 23, 2010 by and among Parametric Technology Corporation, JPMorgan Chase Bank, N.A., KeyBank National Association, Sovereign Bank, RBS Citizens, N.A., Wells Fargo Bank, N.A., Silicon Valley Bank, The Huntington National Bank, HSBC Bank USA, N.A., TD Bank, N.A., and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Parametric Technology Corporation

Date: August 24, 2010	By:	/s/ Aaron C. von Staats
Aaron C. von Staats
Corporate Vice President, General Counsel and Secretary